UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2013

TTM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31285	91-1033443
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1665 Scenic Avenue, Suite 250 Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 327-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Resignation of Executive Officers.

On January 28, 2013, TTM Technologies, Inc. (the “Company”) appointed Todd B. Schull as Executive Vice President of the Company, effective February 20, 2013. Mr. Schull will assume the role of Executive Vice President and Chief Financial Officer of the Company, effective March 2, 2013, replacing Steven W. Richards who on January 25, 2013 informed the Company of his decision to resign from the Company to pursue other interests. Mr. Richards will remain with the Company through March 29, 2013 in order to transition his duties to Mr. Schull. Mr. Schull will report to Kent Alder, the Company’s Chief Executive Officer.

Mr. Schull joins the Company from Sanmina Corporation, where he served as Senior Vice President of Finance and Corporate Controller. Prior to joining Sanmina, Mr. Schull was Corporate Controller of Ultratech from 2003 to 2005. He started his career with Deloitte LLP and then held leadership positions with Verbatim Corporation, Solectron Corporation, Tidal Software, Repeater Technologies, and VA Linux. Mr. Schull earned a Bachelor of Science degree, magna cum laude, in accounting from the University of Utah in Salt Lake City, Utah. He is a member of the American Institute of Certified Public Accountants and the California State Society of Certified Public Accountants.

Mr. Schull and the Company have not entered into an employment agreement. There was no arrangement or understanding pursuant to which Mr. Schull was appointed as an executive officer of the Company, and there have been no related party transactions between Mr. Schull and the Company that are reportable pursuant to Item 404(a) of Regulation S-K. Mr. Schull is not related to any executive officer or director of the Company.

Mr. Schull will receive an annual base salary of $350,000, which may be increased from time to time at the discretion of the Compensation Committee (the “Committee”) of the Company’s Board of Directors. On the effective date of his appointment as Executive Vice President, Mr. Schull will receive an initial grant of restricted stock units with a value of $270,000 based upon the 6-month trailing average of the closing trading price of the Company’s common stock. These restricted stock units will vest in three equal annual installments. Mr. Schull will be eligible to participate in the Company’s previously disclosed annual incentive compensation plan with a target amount equal to 65% of his annual base salary subject to the satisfaction of performance criteria to be established by the Committee. In addition, consistent with the Company’s previously disclosed performance-based restricted stock units (“PRUs”) program, Mr. Schull will receive, upon approval of the Committee in accordance with its customary annual compensation cycle, PRUs with a target value of $330,000 based upon the 6-month trailing average of the closing trading price of the Company’s common stock. Consistent with the PRU program, these PRUs will be subject to a three-year performance period. The number of shares of the Company’s common stock released at the end of the performance period will be based upon the satisfaction of performance targets to be established by the Committee and an overall total stock return “modifier.”

On January 31, 2013, the Company issued a press release announcing the appointment of Mr. Schull and the resignation of Mr. Richards. A copy of this press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 5.02.

Change in Control Severance Agreement

Effective January 29, 2013, the Company entered into an Executive Change in Control Severance Agreement (the “Severance Agreement”) with Thomas T. Edman, the President of the Company, which provides that, subject to the Company receiving a general release of claims from Mr. Edman in the form attached as Appendix II to the Severance Agreement, in the event Mr. Edman’s employment is terminated by (i) the Company without “cause” during a “pending change in control” (as such terms are defined in the Severance Agreement) or within 12 months following a “change in control” (as defined in the Severance Agreement) or (ii) by Mr. Edman for “good reason” (as defined in the Severance Agreement) within 12 months following a change in control, Mr. Edman would be entitled to receive an amount in cash equal to two times the sum of (a) Mr. Edman’s annual base salary and (b) the amount of Mr. Edman’s annual target bonus for the year in which Mr. Edman was terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; in addition, the vesting of any of Mr. Edman’s stock options, restricted stock, and restricted stock units assumed by the surviving entity in connection with a change in control would be accelerated.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Severance Agreement, and is subject to and qualified in its entirety by reference to the complete text of the Severance Agreement, which is incorporated herein by reference to Exhibit 10.17 filed with the Current Report on Form 8-K filed by the Company on January 19, 2012.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 31, 2013

10.17	Form of Executive Change in Control Severance Agreement (incorporated by reference to Exhibit 10.17 of the Company’s Current Report on Form 8-K filed on January 19, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2013	TTM TECHNOLOGIES, INC.

	By:	/s/ Kenton K. Alder
Kenton K. Alder
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 31, 2013

10.17	Form of Executive Change in Control Severance Agreement (incorporated by reference to Exhibit 10.17 of the Company’s Current Report on Form 8-K filed on January 19, 2012)